Exhibit 99.1

SurModics Announces Board Changes

Robert C. Buhrmaster to step down as Board Chair at annual meeting in February 2014;

Current Board member Scott R. Ward to become Chair

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--September 20, 2013--SurModics, Inc. (Nasdaq:SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industries, today announced the retirement of Board Chair Robert C. Buhrmaster, 65, effective at the conclusion of the Company’s 2014 Annual Meeting of Shareholders to be held in February 2014. At that time, current Board member Scott R. Ward will assume the chairmanship. The Board intends to fill the vacancy in due course.

“On behalf of SurModics, I want to thank Bob for his outstanding leadership since 2008, when he joined our Board. He has played a significant role in positioning the company for future growth, and we wish him all the best,” said Gary Maharaj, president and CEO. “We also look forward to welcoming Scott to his new role of Board Chair in February. As we pursue our business strategy to grow SurModics’ core businesses and expand beyond the core, Scott’s extensive medical device and business experience will be invaluable.”

Commented Buhrmaster: “I am confident that this is the right time to pass the baton to a new Board Chair. I believe that Scott is the right person to guide SurModics to new levels of growth in its medical device and in vitro diagnostics businesses. I am proud of the Company’s accomplishments and excited to watch its future progress.”

Ward, 53, has been a Director of SurModics since 2010. He is a Managing Director at SightLine Partners and the Founder of Raymond Holdings. Ward has more than 30 years of experience in the healthcare industry, including 15 years as a senior operating business leader, most recently at Medtronic, Inc., where he served as Senior Vice President and President of its CardioVascular business. Previously, Ward was Medtronic’s Senior Vice President and President of the Neurological and Diabetes businesses; Vice President and General Manager of the Medtronic Drug Delivery Business; and Director of Medtronic NeuroVentures. Ward serves on the boards of Creganna-Tactx Medical, Inc. (as Chairman), Impedimed, Inc., and several other early stage private companies.

About SurModics, Inc.
SurModics’ mission is to exceed our customers’ expectations and enhance the well-being of patients by providing the world’s foremost, innovative surface modification technologies and in vitro diagnostic chemical components. The Company partners with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve patient diagnosis and treatment. Core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and microarrays. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit http://www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those identified under "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

CONTACT:
SurModics, Inc.
Andy LaFrence, 952-500-7000
Vice President of Finance and Chief Financial Officer